Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is entered into as of February 22, 2023 (the “Termination Agreement Effective Date”), by and between ARS PHARMACEUTICALS, INC., a company incorporated and existing under the laws of Delaware, having its registered office at 1682 El Camino Real, Suite 120. San Diego, CA 92130, U.S. (hereinafter “ARS”), and RECORDATI IRELAND, LTD, a company incorporated and existing under the laws of Ireland, having its registered office at Raheens East, Ringaskiddy, Co Cork, P43 KD30, Republic of Ireland (hereinafter “Recordati”). Recordati and ARS are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Parties entered into that certain License and Supply Agreement dated September 21, 2020 (the “License and Supply Agreement”) pursuant to which, inter alia, ARS granted to Recordati, and Recordati obtained from ARS, an exclusive license to Commercialize the Product in the Territory;

WHEREAS, the Parties now desire to terminate the License and Supply Agreement in its entirety by mutual written agreement of the Parties; and

WHEREAS, the Parties desire to document this mutual agreement as to termination of the License and Supply Agreement and to address and settle other matters relating thereto pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:

1. Defined Terms. Capitalized terms that are used in this Agreement have the meaning set forth in the License and Supply Agreement, unless otherwise defined in this Agreement.

(a) “Business Partner” means any Third Party appointed by ARS or any of its Affiliates to perform one or more activities in connection with the Commercialization of the Product, within one or more countries in the Territory.

(b) “First Commercial Sale” means, the first sale for monetary value of the Product in a country of the Territory to a Third Party after all Regulatory Approvals for the Product has been obtained in such country. Sales prior to receipt of all Regulatory Approvals for the Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

(c) “Net Sales” means [***].

(d) “Product” means ARS-1 (- (epinephrine nasal spray)).

(e) “Reseller” means a third party wholesaler or distributor that (i) has no significant responsibility for marketing and promotion of the Product within its distribution territory or field, and (ii) does not pay any consideration to ARS, its Affiliates or their respective licensees for wholesale or distributor rights.

2. Termination; Effects of Termination.

(a) The Parties hereby agree to terminate the License and Supply Agreement in its entirety as of the Termination Agreement Effective Date. As of the Termination Agreement Effective Date, all rights and obligations of the Parties under the License and Supply Agreement, and all sublicenses under the ARS Intellectual Property Rights granted by Recordati (if any), shall be, and hereby are, automatically terminated. For clarity, on execution of this Agreement, unless otherwise specified in this Agreement, all provisions of the License and Supply Agreement, including any which are expressly stated in the License and Supply Agreement as surviving its termination, or which might otherwise have done so by implication, are terminated.

(b) The Parties acknowledge that Recordati and/or one or more of its Affiliates is currently designated as the contact for pharmacovigilance (QPPV) and quality person responsibilities in the applicable for the EU Marketing Authorization submitted by ARS for the Product. Promptly following the Termination Agreement Effective Date, Recordati and ARS shall cooperate to take all necessary actions and execute such other instruments, assignments and documents as may be necessary to, transfer such responsibility in the above mentioned application for the EU Marketing Authorization to one or more persons designated by ARS. ARS shall be responsible for all associated expenses to transfer such responsibilities and shall not commercialize the Product in the EU Territory prior to the completion of such transfer. ARS undertakes to proceed promptly with all the activities needed to transfer such responsibility, it being understood that the Product will not be commercialized in the EU Territory without the finalization of the transfer of such responsibilities.

(c) For the avoidance of doubt and as more fully set forth in Section 6(a), no payment whatsoever shall be due by Recordati to ARS in connection with anything done (or omitted) until the Termination Agreement Effective Date by Recordati pursuant to the License and Supply Agreement, nor its termination hereunder.

3. Financial Provisions.

(a) Upfront Payment. As partial consideration for Recordati’s agreements set forth in this Agreement, ARS will pay Recordati a one-time non-refundable upfront payment in the amount of Euro 3,000,000 (three million) (the “Upfront Payment”). Recordati will issue an invoice for the Upfront Payment on or after the Termination Agreement Effective Date, and ARS will pay the Upfront Payment no later than thirty (30) days following ARS’ receipt of such invoice.

(b) Milestone Payments. As partial consideration for Recordati’s agreements set forth in this Agreement, following achievement by ARS, its Affiliates or its Business Partner, as applicable, of any of the milestone events described below with respect to the first time (and only the first time) the Product achieves such milestone event (each, a “Milestone Event”), ARS will pay Recordati the corresponding milestone payment (a “Milestone Payment”) as follows:

(i) a one-time and non-refundable payment in the amount of Euro 2,000,000 (two million) upon recommendation by European Medicines Agency to the European Commission to grant the EU Marketing Authorization of the Product; and

(ii) a one-time and non-refundable payment in the amount of Euro 5,000,000 (five million) upon the First Commercial Sale of the Product in the Territory.

For clarity, each Milestone Payment is payable only upon the first achievement of the corresponding Milestone Event, and none of the Milestone Payments will be payable more than once regardless of how many times such Milestone Event is achieved. ARS will notify Recordati in writing no later than [***] following achievement of a Milestone Event. Following Recordati’s receipt of such notice from ARS, Recordati shall invoice ARS for the applicable Milestone Payment, and ARS will pay such Milestone Payment no later than [***] after receipt of such invoice.

(c) Sales-Based Payments.

(i) As partial consideration for Recordati’s agreements set forth in this Agreement, following the First Commercial Sale of a Product in the Territory, ARS will pay to Recordati [***] payments based on the aggregate Net Sales of all Products in the Territory, as calculated by multiplying [***] percent ([***]%) by the amount of Net Sales of all Products in the Territory (“Sales-Based Payments”); provided that in no event shall the total amount of Sales-Based Payments payable to Recordati under Section 3(c) of this Agreement exceed Euro 5,000,000 (five million) (the “Payment Cap”) and no further Sales-Based Payments shall be due once ARS has paid Recordati Sales-Based Payments in an amount equal to the amount of the Payment Cap.

(ii) Within [***] after the end of each Calendar [***] with respect to which Sales-Based Payments are payable under Section 3(c) of this Agreement, ARS shall furnish to Recordati a written report showing in reasonable detail: (w) the gross sale of the Product during such Calendar [***] and the calculation of the Net Sales from such gross sales during such Calendar [***], (x) based upon such Net Sales, the calculation of the Sales-Based Payments applicable during the relevant Calendar [***] (for any foreign currency conversion to Euro required for the calculation of the relevant Sales-Based Payments, such conversion shall be made at the average of such Calendar [***] rates reported by the European Central Bank); (y) the withholding taxes, if any, required by the Applicable Laws to be deducted with respect to such Net Sales; and (z) the exchange rates, if any, used to determine the amount of local currency transformed in Euro. Following Recordati’s receipt of such report from ARS, Recordati shall invoice ARS for the applicable Sales-Based Payments, and ARS will pay such Sales-Based Payments no later than [***] after receipt of such invoice.

(d) Currency. All payments owed under this Agreement shall be paid in Euro in immediately available funds and shall be made by wire transfer to a bank account held in the name of Recordati (details of which will be set out in the relevant invoice).

(e) Taxes. Paragraph 32.02 of the License and Supply Agreement shall apply to this Agreement, mutatis mutandis (with the references to “ARS” and “Recordati” switched), and is hereby incorporated into this Agreement by reference.

(f) Status Updates. ARS acknowledges Recordati’s desire to be informed about the evolution of activities triggering the payment obligations provided under this Section 3 in support of Recordati’s financial and budgeting planning needs, and, subject to Recoradti’s confidentiality obligations under this Agreement, in the event ARS is no longer subject to the United States Securities Exchange Act of 1934 and if Recordati has reasonable inquiries regarding the status of such activities, ARS undertakes to provide Recordati from time to time with reasonable level of information thereof (but in any event no more frequently than [***]).

4. Confidentiality; Publicity.

(a) Each Party (the receiving Party) shall keep confidential, shall not disclose to third persons and shall not use for any purpose any Confidential Information of the other Party (the disclosing Party) without the prior written consent of the disclosing Party, except to its employees, officers, representatives or advisers to the extent necessary to exercise its rights or perform its obligations under this Agreement. The receiving Party shall ensure that its employees, officers, representatives or advisers to whom it discloses the Confidential Information of the other Party comply with Section 4 of this Agreement. Paragraphs 47.02, 47.03 and 47.05 of the License and Supply Agreement shall apply to this Agreement, mutatis mutandis (except that, for clarity, the exceptions set forth in Paragraphs 47.03(i) and 47.03(ii) shall not apply to Recordati as the receiving Party), and are hereby incorporated into this Agreement by reference. For purposes of Section 4 of this Agreement: (a) “Confidential Information” means all Know-How and other proprietary scientific, marketing, financial or commercial information or data that is not publicly available, and which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates under this Agreement, whether made available orally, in writing, or in electronic or visual form; and (b) the terms and conditions of this Agreement shall be deemed the Confidential Information of both Parties (and both Parties shall be deemed the receiving Party and the disclosing Party with respect thereto). The obligations with respect to any Confidential Information under Section 4 of this Agreement shall remain valid and in force for so long as such information remain confidential and not in the public domain.

(b) On the Termination Agreement Effective Date or such later date as mutually agreed to by the Parties, ARS shall issue a press release regarding the execution of this Agreement, as set forth in Exhibit A hereto (the “Press Release”). Thereafter, neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this without the prior written approval of the other Party, other than for any press release or public disclosure that is consistent with the Press Release and does not reveal any Confidential Information of the other Party. For clarity, ARS shall have the right to issue any press release or other public disclosure regarding the development, Regulatory Approval status or the commercialization of the Product by ARS, its Affiliates and/or licenses that does not reveal any Confidential Information of Recordati without prior written approval of Recordati.

5. Survival. The following provisions of the License and Supply Agreement will survive termination of the License and Supply Agreement: Paragraphs 2, 40, 43.01 (other than clauses (iii) and (iv) thereof), 46.03(iv), and 47, as well as Section XVI and Section XVII.

6. Mutual Release of Claims.

(a) Release by ARS. Notwithstanding any provision to the contrary set forth in the License and Supply Agreement, from and after the Termination Agreement Effective Date: ARS, on behalf of itself and each of its Affiliates and each of their respective successors and assigns (collectively, the “ARS Releasors”), do hereby now and forever release, remise, hold harmless and forever discharge Recordati, its Affiliates, its Sublicensees and each of their respective sublicensees, officers, directors, employees, consultants, contractors and agents, and its and any and all of the foregoing Persons’ respective successors and assigns (collectively, the “Recordati Releasees”) of and from any and all claims, actions, causes of action, choses in action, or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversies, assessments, arbitration, examinations, audits, investigations, hearings, charges, complaints, demands, or proceedings to, from, by or before any governmental authority (collectively, “Actions”), losses, liabilities, damages, judgments, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Liabilities”), whether known or unknown, suspected or unsuspected and that arose at any time on or prior to the Termination Agreement Effective Date, or that thereafter could arise based on any act, fact, transaction, matter, or cause that occurred on or prior to the Termination Agreement Effective Date arising from, under or otherwise in connection with the License and Supply Agreement, in each case, except to the extent arising after the Termination Agreement Effective Date from (i) a Recordati Releasee’s violation of its obligations under the License and Supply Agreement that survive termination as provided in Section 5 (Survival) of this Agreement, or (ii) a breach of this Agreement by Recordati. The ARS Releasors agree that they will (i) forbear from exercising any rights or remedies against any Recordati Releasee in respect of any or all Actions or Liabilities in connection with the License and Supply Agreement and (ii) not commence any lawsuit or bring any legal or equitable action against any Recordati Releasee in respect of any or all Actions or Liabilities in connection with the License and Supply Agreement; in each case, except to the extent arising after the Termination Agreement Effective Date (i) from a Recordati Releasee’s violation of its obligations under the License and Supply Agreement that survive termination as provided in Section 5 (Survival) of this Agreement or (ii) a breach of this Agreement by Recordati.

(b) Release by Recordati. Notwithstanding any provision to the contrary set forth in the License and Supply Agreement, from and after the Termination Agreement Effective Date: Recordati, on behalf of itself and each of its Affiliates and each of their respective successors and assigns (collectively, the “Recordati Releasors”), do hereby now and forever release, remise, hold harmless and forever discharge ARS, its Affiliates, its licensees and each of their respective sublicensees, officers, directors, employees, consultants, contractors and agents, and its and any and all of the foregoing Persons’ respective successors and assigns (collectively, the “ARS Releasees”) of and from any and all Actions and Liabilities, whether known or unknown, suspected or unsuspected and that arose at any time on or prior to the Termination Agreement Effective Date, or that thereafter could arise based on any act, fact, transaction, matter, or cause that occurred on or prior to the Termination Agreement Effective Date arising from, under or otherwise in connection with the License and Supply Agreement, in each case, except to the extent arising after the Termination Agreement Effective Date from (i) a ARS Releasee’s violation of its obligations under the

License and Supply Agreement that survive termination as provided in Section 5 (Survival) of this Agreement or (ii) a breach of this Agreement by ARS. The Recordati Releasors agree that they will (i) forbear from exercising any rights or remedies against any ARS Releasee in respect of any or all Actions or Liabilities in connection with the License and Supply Agreement and (ii) not commence any lawsuit or bring any legal or equitable action against any ARS Releasee in respect of any or all Actions or Liabilities in connection with the License and Supply Agreement; in each case, except to the extent arising after the Termination Agreement Effective Date from (i) an ARS Releasee’s violation of its obligations under the License and Supply Agreement that survive termination as provided in Section 5 (Survival) of this Agreement or (ii) a breach of this Agreement by ARS.

(c) Third Party Beneficiaries. Each Recordati Releasee and each ARS Releasee will be an express beneficiary of the rights and releases granted under this Section 6 (Mutual Release of Claims) and will be entitled to rely on the same as a defense to any suit brought against such Recordati Releasee or ARS Releasee, as applicable, in contravention of the provisions of this Section 6 (Mutual Release of Claims), without regard to the fact that such Recordati Releasee or ARS Releasee, as applicable, may not be a party to this Agreement.

7. Representations and Warranties.

(a) Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Termination Agreement Effective Date that: (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and it has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement; (ii) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity), (iii) the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party, (iv) it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, and (v) neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

(b) Additional Representations. Each Party represents and warrants to the other Party and the ARS Releasees or Recordati Releasees, as applicable, as of the Termination Agreement Effective Date that (i) it has all requisite legal capacity to grant the rights and releases set forth in Section 6 (Mutual Release of Claims) on behalf of itself and its respective ARS Releasors or Recordati Releasors, as applicable and (ii) neither it nor any of the other ARS Releasors or Recordati Releasors, as applicable, have assigned, transferred or granted to any Person that is not a ARS Releasors or Recordati Releasors, as applicable, any Action or Liability intended to be covered or released pursuant to Section 6 (Mutual Release of Claims).

8. Miscellaneous. The provisions of this Agreement supersede all provisions of the License and Supply Agreement that are inconsistent with the provisions of this Agreement. The provisions of Paragraphs 50 through 61 (other than Paragraphs 50.02 and 59) of the License and Supply Agreement shall apply to this Agreement, mutatis mutandis, and are hereby incorporated into this Agreement by reference.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Agreement effective as of the Termination Agreement Effective Date.

RECORDATI IRELAND, LTD

By:	/s/ Kevin Buckley
Name:	Kevin Buckley
Title:	Chairman
Date:	22 February 2023

By:	/s/ Cédric Ripert
Name:	Cédric Ripert
Title:	Managing Director
Date:	22 February 2023

ARS PHARMACEUTICALS, INC.

By:	/s/ Richard Lowenthal
Name:	Richard Lowenthal
Title:	Chief Executive Officer and President
Date:	22 February 2023

[Signature Page to the Termination Agreement]